Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090289774-58
Filing Date and Time 03/25/2009 3:01 PM
Entity Number E0447522006-1

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
Pursuant to NRS 78.385 and 78.390 - (After issuance of Stock)

1. Name of the corporation:
Jupiter Resources Inc.

2. The articles have been amended as follows (provide article number if available):

Pursuant to Section 78.315 of the Nevada Revised Statutes, the undersigned President of Jupiter Resources, Inc., a corporation organized and existing under by virtue of the laws of the State of Nevada (the "Corporation"), does hereby certify:

That pursuant to written consents of the sole Director and a majority of the Shareholders of the Corporation dated March 18, 2009, the sole Director and the Shareholders holding a majority in interests of the outstanding shares of the Corporation approved the amendment to the Corporation's Certificate of Incorporation as follows:

See attached.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series , or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:    71.43%

4. Effective date of filing (optional):

5. Officer signature (required): X /s/ Darcy George Roney

*if any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
JUPITER RESOURCES, INC

Pursuant to Section 78.315 of the Nevada Revised Statutes, the undersigned President of Jupiter Resources, Inc., a corporation organized and existing under by virtue of the laws of the State of Nevada (the "Corporation"), does hereby certify:

That pursuant to written consents of the sole Director and a majority of the Shareholders of the Corporation dated March 18, 2009, the sole Director and the Shareholders holding a majority in interests of the outstanding shares of the Corporation approved the amendment to the Corporation's Certificate of Incorporation as follows:

FIRST: Article FOURTH of the Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

"FOURTH:

A.    AUTHORIZED

       The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue shall be Eighty Five Million (85,000,000) shares, consisting of

(1)    Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share ("Preferred Stock"); and

(2)    Seventy Five Million (75,000,000) shares of common stock, par value $0.001 per share ("Common Stock").

B.     PREFERRED STOCK

                        1. Powers and Rights of Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may be determined from time to time by the Board of Directors, each such series to be distinctly designated. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative. The voting rights, if any, of each series and the preferences and relative, participating, optional other special rights of each series and the qualifications, limitations and restrictions thereof; if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular series of Preferred Stock so designated by the Board of Directors, the voting powers of stock of such series, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a) The rate and times at which, and the terms and conditions on which, dividends on Preferred Stock of such series will be paid;

(b) The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of other classes or series of stock of the Corporation and the terms and conditions for such conversion or exchange, including provision for adjustment of the conversion price or rate in such events as the Board of Directors shall determine;

(c) The redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may by redeemed; and

(d) The rights of the holders of Preferred Stock of such series upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

Shares of one or more series of Preferred Stock may be authorized or issued in an aggregate amount not exceeding the total number of shares of Preferred Stock authorized by this Certificate of Incorporation, from time to time as the Board of Directors shall determine, and for such lawful consideration as shall be fixed by the. Board of Directors.

C.     COMMON STOCK. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(a) The powers, preferences and rights of the holders of the Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(b) The holders of shares of Common Stock shall not have cumulative voting rights.

                (c) Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from tithe to time out of assets or funds of the Corporation legally available therefor,

                                            (d) In the event of any liquidation, dissolution. or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common  Stock shall be entitled to receive, in proportion to the number of shares held by them, the assets and funds of the Corporation available for distribution to holders of Common  Stock after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding.

(e) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights."

IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has executed this Certificate of Amendment as of March 18, 2009.

JUPITER RESOURCES, INC.

By: /s/ Darcy George Roney
             Darcy George Roney